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                          CERTIFICATE OF INCORPORATION            EXHIBIT 3.1.3

                                       OF

                         SEYMOUR HOUSEWARES CORPORATION

                                  ARTICLE ONE

     The name of the corporation is Seymour Housewares Corporation.

                                  ARTICLE TWO

     The address of the corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover Delaware, Kent County, 19901. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

     The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of common stock, par value one cent ($0.01) per share.

                                 ARTICLE FIVE

     The name and mailing address of the sole incorporator are as follows:

          NAME                                           MAILING ADDRESS

     Karen D. Bielars                                200 East Randolph Drive
                                                     Suite 5700
                                                     Chicago, Illinois 60601

                                 ARTICLE SIX

     The corporation is to have perpetual existence.





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                                 ARTICLE SEVEN

     In furtherance and not in limitation of the powers conferred by statue, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                 ARTICLE EIGHT

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                  ARTICLE NINE

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN

     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.








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     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on this 22nd day of December, 1992.





                                    _____________________________________
                                    Karen D. Bielars, Sole Incorporator











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                      CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                           SEYMOUR SALES CORPORATION
                            (A DELAWARE CORPORATION)
                                      INTO
                         SEYMOUR HOUSEWARES CORPORATION
                            (A DELAWARE CORPORATION)

     IT IS HEREBY CERTIFIED THAT:

     FIRST: Seymour Sales Corporation (hereinafter referred to as the "CORPORATION") is a business corporation of the State of Delaware.

     SECOND: The Corporation, as the owner of all of the issued and outstanding shares of stock of Seymour Housewares Corporation, a business corporation of the State of Delaware ("HOUSEWARES"), hereby merges itself into Housewares.

     THIRD: The following is a copy of certain resolutions adopted on December 30, 1997, by the sole Director of the Corporation to merge the Corporation into
Housewares:

           RESOLVED, that the Corporation be merged into Housewares pursuant to the laws of the State of Delaware as hereinafter provided ("Merger"), so that the separate existence of the Corporation shall cease as soon as the Merger shall become effective, and thereupon the Corporation and Housewares will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.

           RESOLVED, that the terms and conditions of the proposed Merger are as follows:

     (a) From and after the Effective Date (as hereinafter defined) of the Merger, all of the estate, property, rights, privileges, powers, and franchises of the Corporation shall become vested in and be held by Housewares as fully and entirely and without change or diminution as the same were held and enjoyed by the Corporation, and Housewares shall assume all of the obligations of the Corporation.

     (b) Each issued and outstanding share of Common Stock, $0.01 par value per share, of the Corporation owned by the sole Stockholder of the Corporation immediately prior to the Effective Date of the Merger, shall, on the Effective Date of the Merger, be converted into one share of Common Stock, $0.01 par value per share, of Housewares; each issued and outstanding share of Common Stock, $0.01 par value per share of Housewares owned by the Corporation immediately prior to the Effective


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           Date of the Merger shall, on the Effective Date of the Merger, be canceled.

     (c) After the Effective Date of the Merger, the sole holder of record of the outstanding certificate theretofore representing stock of the Corporation may surrender the same to Housewares at its principal office and such holder shall be entitled upon surrender to receive in exchange therefor a certificate representing an equal number of shares of stock of Housewares. Until so surrendered, the outstanding certificate which prior to the Effective Date of the Merger represented shares of stock of the Corporation shall be deemed for all corporate purposes to evidence ownership of an equal number of shares of stock of Housewares.

     (d) From and after the Effective Date of the Merger, the Certificate of Incorporation and the By-Laws of Housewares shall be the Certificate of Incorporation and the By-Laws of Housewares, as in effect immediately prior to such Effective Date, and said Certificate of Incorporation shall continue in full force and effect until amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

     (e) The sole member of the Board of Directors and officers of the Corporation shall be the sole member of the Board of Directors and the corresponding officers of Housewares immediately before the Effective Date of the Merger.

     (f) From and after the Effective Date of the Merger, the assets and liabilities of the Corporation and of Housewares shall be entered on the books of Housewares at the amounts at which they shall be carried at such time on the respective books of the Corporation and of Housewares subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the Merger; and subject to such action as may be taken by the Board of Directors of Housewares, in accordance with generally accepted accounting principles, the capital and surplus of Housewares shall be equal to the capital and surplus of the Corporation and of Housewares.

                 RESOLVED, that the Effective Date of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be December 30, 1997 ("Effective Date"), and that, insofar as the General Corporation Law of the State of Delaware shall govern the same, said time shall be the effective Merger time.

                 RESOLVED, that these resolutions to merge be submitted to the sole Stockholder of the Corporation.



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                 RESOLVED, that the Chairman of the Board, President and
           Secretary of the Corporation, either acting singly or jointly, are hereby authorized, empowered and directed to execute and deliver, in the name and on behalf of the Corporation, the documents prescribed by the laws of the State of Delaware, including, without limitation, a "CERTIFICATE OF OWNERSHIP AND MERGER" and will cause to be performed all necessary acts within the jurisdiction of organization of Housewares and of the Corporation, and to take such actions, execute and deliver such certificates and such additional documents and effectuate such filings as are necessary, appropriate or expedient to implement the terms and provisions of the foregoing resolutions, and/or are necessary or incident to effectuate the transactions identified in or contemplated by the Agreement, the making of any such modifications, the execution and delivery of any such other documents and the taking of such other action to conclusively evidence their having so deemed.

     FOURTH: The proposed Merger therein certified has been approved and adopted in writing by the sole Stockholder of the Corporation in accordance with provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: The Effective Date of the Certificate of Ownership and Merger, and the time when the Merger therein certified shall become effective, shall be December 30, 1997.

     Executed on this 30th day of December, 1997.

                                     SEYMOUR SALES CORPORATION

                                     By:_______________________________________
                                     James E. Winslow, Executive Vice President